Adamis Pharmaceuticals Corporation S-1/A

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Adamis Pharmaceuticals Corporation
San Diego, CA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 16, 2023, relating to the consolidated financial statements of Adamis Pharmaceuticals Corporation (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.A.

San Diego, California

July 26, 2023